Exhibit 99.1

Quality Care Properties Provides Update on HCR ManorCare

BETHESDA, Md., October 19, 2017 /PRNewswire/ — Quality Care Properties, Inc. (NYSE: QCP) (“QCP” or the “Company”) announced today that it has agreed with HCR ManorCare, Inc. and HCR III Healthcare, LLC, the Company’s principal tenant (collectively, “HCR ManorCare”) to further extend the deadline for HCR ManorCare’s response to QCP’s receivership complaint to November 1, 2017, subject to Court approval, to allow for the continuation of workout discussions.  Discussion topics include, but are not limited to, the parties (i) cooperating in the sale or re-leasing of facilities, and (ii) agreeing to governance changes and protocols at HCR ManorCare to facilitate sales and re-leasing activities and asset stewardship.  As previously announced, on August 17, 2017, QCP filed a complaint against HCR ManorCare seeking the appointment of an independent receiver for QCP’s skilled nursing and assisted living/memory care facilities.

HCR ManorCare continues to be in default under the Master Lease and Security Agreement, dated as of April 7, 2011, as amended and supplemented and the Guaranty of Obligations effective as of February 11, 2013 with respect to obligations under the Master Lease.  HCR ManorCare has indicated to QCP that it anticipates paying approximately $21 million in rent for October, 2017, of which approximately $12.5 million has been paid to date.

About QCP

Quality Care Properties, Inc. is one of the nation’s largest actively managed real estate companies focused on post-acute/skilled nursing and memory care/assisted living properties. QCP’s properties are located in 29 states and include 257 post-acute/skilled nursing properties, 61 memory care/assisted living properties, a surgical hospital and a medical office building. For more information regarding QCP, visit www.qcpcorp.com.

Safe Harbor Statement

Certain statements in this press release that are not historical statements of fact may be deemed “forward-looking statements.”  The Company intends to have its forward-looking statements covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and includes this statement for purposes of complying with those provisions.  Forward-looking statements include, among other things, statements regarding our intent, belief or expectations. In particular we note that statements regarding our workout discussions with HCR ManorCare, including with respect to sales and re-leasing activities, are all forward-looking statements.  No assurance can be given that we will reach agreement with HCR ManorCare, that the terms of any such agreement will be favorable to QCP or that we will be successful in selling or re-leasing our facilities.  Although we believe that the assumptions underlying the forward-looking statements are reasonable, we can give no assurance that our expectations will be attained. See “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2016, as amended, and our later SEC filings for extensive discussion regarding the risks to us from our association with HCR ManorCare. These filings are available on our website at www.qcpcorp.com and at www.sec.gov.

Forward-looking statements speak only as of the date of this press release.  Except as may be required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, the Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements.

SOURCE Quality Care Properties, Inc.

For further information: C. Marc Richards, Chief Financial Officer, Quality Care Properties, Inc., (240) 223-4680